UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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QUALITY SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

AHMED D. HUSSEIN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ahmed D. Hussein is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of his slate of director nominees at the 2012 annual meeting of shareholders (the “Annual Meeting”) of Quality Systems, Inc. (the “Company”).  Mr. Hussein has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On June 18, 2012, Mr. Hussein issued the following press release:

FOR IMMEDIATE RELEASE

AHMED D. HUSSEIN
NOMINATES SEVEN DIRECTOR CANDIDATES
FOR ELECTION TO THE BOARD OF DIRECTORS OF QUALITY SYSTEMS, INC.

New York, NY – June 18, 2012 – Ahmed D. Hussein today announced that he has nominated seven highly-qualified director nominees to the Board of Directors (the “Board”) of Quality Systems, Inc., a California corporation (NASDAQ: QSII) (the “Company”) to replace seven directors whose terms expire at the Company’s 2012 Annual Meeting of Shareholders.  Mr. Hussein beneficially owns 9,334,700 shares of common stock of the Company, or 15.7% of the Company’s outstanding shares.  Mr. Hussein delivered formal written notice of his nomination to the Company in accordance with the Company’s amended and restated bylaws on June 15, 2012.

Dr. Hussein stated, “I am confident in the potential of Quality Systems but a hand-picked board is allowing the non-executive chairman to be declared an independent director and act in an inappropriate executive capacity. I believe the chairman’s control is negatively impacting shareholder value. These issues will be further elaborated in my proxy statement.  A board of directors should be truly independent and accountable to all shareholders. I am happy to be able to offer highly qualified director nominees who will bring independence along with substantial strategic, operational, financial and investment experience to the board. Patrick Cline who, with his team, were the architects of the growth of the company, has also joined the slate. These director nominees share my strong enthusiasm about Quality Systems and are willing and able to work with management to achieve the company’s potential.”

Here are the directors nominated by Mr. Hussein:

Murray F. Brennan, M.D. - Dr. Brennan has served as a director of the Company since 2008. Dr. Brennan is Emeritus Chairman of the Memorial Sloan-Kettering Cancer Center’s Department of Surgery and previously served as its Chairman from 1985 to 2007. Dr. Brennan served as director of the American Board of Surgery, Chairman of the American College of Surgeons Commission on Cancer, President of the Society of Surgical Oncology, President of the American Surgical Association, and Vice President of the American College of Surgeons. Dr. Brennan is currently a member of the Institute of Medicine of the National Academy of Sciences. Dr. Brennan currently serves on the Board of Directors of Ziopharm Oncology, Inc., a publicly-held biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer drugs to address unmet medical needs. Dr. Brennan also serves on the Board of Directors of the de Beaumont Foundation.

Patrick B. Cline - From November 2009 until December 2011, Mr. Cline served as the President and Chief Strategy Officer of the Company. Mr. Cline was a co-founder of Clinitec (now NextGen Healthcare), which was acquired by the Company in 1996, and served as its President from its inception in January 1994 until he was appointed President of the Company in November 2009. Mr. Cline also served as a director from 2005 until his retirement and as the Company’s interim Chief Executive Officer from April 2000 to July 2000. Prior to co-founding Clinitec, Mr. Cline served from July 1987 to January 1994 as Vice President of Sales and Marketing with Script Systems, a subsidiary of InfoMed, a healthcare information systems company. Mr. Cline has held senior positions in the healthcare information systems industry since 1981.

Thomas R. DiBenedetto - Mr. DiBenedetto has been the President of Boston International Group (“BIG”), an investment management firm, since 1983 and the President of Junction Investors Ltd., an affiliate of BIG and an investment management firm, since 1991. Since 2011, Mr. DiBenedetto has been the President and Chairman of the Board of AS Roma, one of the leading global football clubs. Mr. DiBenedetto has been Chairman of the Board of Jefferson Watermann International, a business intelligence and government relations firm, since 1997.  Mr. DiBenedetto also serves as Chairman of Route 2 Digital, Inc., a company that incorporates sports, marketing, new media and technology for digital and video applications, and as a director of Alexander’s, Inc., a real estate investment trust and affiliate of Vornado Realty, Inc., the largest real estate company in the United States.  Mr. DiBenedetto previously worked as an investment banker with Morgan Stanley & Co., Salomon Brothers, Inc. and Allen & Company, Incorporated.  Mr. DiBenedetto also served on the board of NWH, Inc. and its subsidiary, Electronic Network Systems, Inc., which was one of the original companies in the paperless data management industry for healthcare.  Mr. DiBenedetto is a partner in the Boston Red Sox baseball club.  Mr. DiBenedetto is a member of the Board of Trustees of Trinity College, the Boston Biomedical Research Institute, Inc., Kents Hill School, the Nahant Preservation Trust, and the Ted Williams Museum in Florida. Mr. DiBenedetto received a Bachelor of Arts degree with honors in Economics from Trinity College and a Master of Business Administration from the Wharton School, University of Pennsylvania.

Ian A. Gordon - Mr. Gordon is a Chartered Accountant and entrepreneur who has focused on developing residential and commercial real estate and investment properties in the United Kingdom since 2001. From 1981 to 2001, Mr. Gordon served as the CEO and Financial Controller of Atlantic Estates PLC, a property investment and development company focusing on Retail and Commercial projects.  Mr. Gordon operated his own private professional practice specializing in international taxation, financial planning, forensic accounting and corporate and individual matters from 1974 to 1981.  Mr. Gordon received a BSc in economics from the London School of Economics (London University) and was qualified and appointed as a Fellow of The Institute of Chartered Accountants in England and Wales on July 6, 1977, which is the equivalent of being a certified public accountant.

Ahmed D. Hussein - Mr. Hussein has served as a director of the Company since 1999. Mr. Hussein is the Chairman of the Board of Directors of National Investment Company, Cairo, Egypt, a company he founded in 1996.  Mr. Hussein held several academic posts with the City College of New York and the American University in Cairo.  Mr. Hussein was the recipient of the Cairo University gold medal and a Fulbright scholarship.  Mr. Hussein served as a Senior Vice President of Dean Witter Reynolds from 1993 to 1996 and, earlier, served as an investment banker with several firms.  Mr. Hussein is a member of the board of trustees of the Six of October University.  Mr. Hussein holds a Bachelors degree in Electrical Engineering from Cairo University, a Masters of Science degree from the American University in Cairo, a Postgraduate degree in Statistics from Cairo University, a Masters of Science degree in Mathematics from the Polytechnic Institute of Brooklyn (New York), and a Doctorate degree in Electrical Engineering from the Polytechnic Institute of Brooklyn (New York).

John “Mike” McDuffie - Mr. McDuffie, a retired Lieutenant General in the U.S. Army, has been the Vice President of Americas Services, Sales and Business Development covering the United States, Canada, and Latin America of Microsoft Corporation (“MSFT”) since 2009.  Mr. McDuffie joined MSFT as the Vice President of U.S. Public Sector Services of MSFT in February 2006, a position he maintained until 2009.  From 2004 to 2006, Mr. McDuffie served as the Executive Vice President of Sales, Marketing, & Business Development of Telos Corporation, an information technology solutions company.   Mr. McDuffie was the President of the Information Systems Group, Anteon International (General Dynamics Information Technology), an information technology solutions company, from 2003 to 2004.  As the Director for Logistics of the Joint Chiefs of Staff from 1998 through 2001, Mr. McDuffie advised on critical logistics, engineering and medical issues and programs impacting the Department of Defense.  While a Lieutenant General, Mr. McDuffie oversaw the Joint Medical Community for the Department of Defense and was deeply involved in Military HealthCare Policy and execution.  Mr. McDuffie currently sits on the boards of directors of Enterworks Corporation, a business solutions company, Global Reach, a non-profit humanitarian organization, and the Association for Enterprise Information, a non-profit defense organization. Mr. McDuffie is an advisor to Our Military Kids, a non-profit humanitarian organization and served on the Hewlett Packard Advisory Board from 2004 through 2006.  Mr. McDuffie holds a M.S. in Logistics Management from the Florida Institute of Technology, and a B.S. in Aerospace Management from the Embry-Riddle Aeronautical University Industrial College of the Armed Forces.

John “Jack” Mueller - Mr. Mueller has been an independent business consultant since 2006.  Mr. Mueller has served as a director of Apex CoVantage, a private global process outsourcing concern, since 2008.  From 2007 to 2009, Mr. Mueller was a director and subsequently elected Chairman of the Compensation Committee of Centennial Communications Corporation, a provider of regional wireless and integrated communications services.  From 2007 to 2008, Mr. Mueller was the interim CEO of Connexion Technologies, a communications network company.  From 2006 to 2008, Mr. Mueller was Chairman of the Board and Chairman of the Nominating and Governance Committee of Idearc Inc., the publisher of Verizon Yellow Pages and Superpages.com, and served as the Chief Executive Officer briefly in 2008.  Mr. Mueller was Chief Executive Officer and President and a director of Valor Communications Group, Inc., a telecommunications company he took public in 2005, from 2004 to 2006.  He was President and Chief Operating Officer of Valor from 2002 to 2004.  Mr. Mueller’s past board experience also includes a position on the board of directors of the United States Telecom Association, a trade association that represents service providers and suppliers for the telecom industry.  Prior to Valor, Mr. Mueller spent 23 years at Cincinnati Bell Inc., serving in various positions including President, General Manager, and President and Chief Executive Officer of CBD, a Cincinnati Bell subsidiary.  Mr. Mueller has a Bachelor of Science degree in Marketing and Management from Northern Kentucky University and has completed an Executive Education Certification at the University of Cincinnati.

The Company has scheduled the 2012 Annual Meeting of Shareholders for August 16, 2012.    It is Mr. Hussein’s understanding that the terms of nine directors currently serving on the Board expire at the meeting.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ahmed Hussein intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of his slate of director nominees at the 2012 annual meeting of shareholders of Quality Systems, Inc., a California corporation (the “Company”).

MR. HUSSEIN STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

As of the date hereof, Mr. Hussein owns an aggregate of 9,334,700 shares of common stock of the Company.